As filed with the Securities and Exchange Commission on November 25, 2008

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________________________

REINSURANCE GROUP OF AMERICA, INCORPORATED

(Exact name of registrant as specified in its charter)

Missouri	43-1627032
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1370 Timberlake Manor Parkway
Chesterfield, Missouri	63017-6039
(Address of Principal Executive Offices)	(Zip Code)

__________________________

Reinsurance Group of America, Incorporated Flexible Stock Plan

Reinsurance Group of America, Incorporated Flexible Stock Plan for Directors

Phantom Stock Plan for Directors of Reinsurance Group of America, Incorporated

(Full title of the plans)

__________________________

Jack B. Lay
Senior Executive Vice President and Chief
Financial Officer
Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, Missouri 63017-6039
(636) 736-7000

(Name, address and telephone number of agent for service)

Copy to: R. Randall Wang, Esq. Bryan Cave LLP 211 North Broadway, Suite 3600 St. Louis, Missouri 63102-2750 (314) 259-2000

__________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)(3)
Common Stock, par value $0.01 per share(5)	5,974,516 shares(4)	$35.02	$209,227,550.32	$8,222.65

(1)

This Registration Statement also covers such additional shares of Common Stock of the Registrant as may be issuable pursuant to anti-dilution provisions of the Reinsurance Group of America Flexible Stock Plan, the Flexible Stock Plan for Directors and the Phantom Stock Plan for Directors (collectively, the “Plans”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Plans covered hereby by reason of any stock split, stock dividend or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933 and based upon: (a) with respect to 2,882,687 shares, the weighted average of the exercise price for certain outstanding stock options and stock appreciation rights granted under the Plans, and (b) with respect to the remaining 3,091,829 shares, the average of the high and low reported market prices of the Registrant's Common Stock on November 21, 2008, as reported on the New York Stock Exchange. Because there is no trading market for the Registrant’s Common Stock, the Registrant’s Class A Common Stock is believed to be the most appropriate measure of the value of the Registrant’s Common Stock.

(3)

A total of $10,715.44 of filing fees was paid with respect to 5,992,222 shares of class A common stock previously registered pursuant to Registration No. 333-153494, initially filed on September 15, 2008. A total of 17,706 shares have been sold, leaving a total of 5,974,516 shares unsold for which filing fees of $10,683.77 were paid and have not been utilized. Pursuant to Rule 457(p) under the Securities Act of 1933, such unutilized filing fees are being offset against the filing fee payable pursuant to this registration statement.

(4)

Represents the number of outstanding shares subject to existing options and other awards plus the number of shares authorized and reserved for future awards under the Flexible Stock Plan (5,790,710 shares), the Flexible Stock Plan for Directors (128,135 shares) and the Phantom Stock Plan (55,671 shares), including an additional 3,000,000 shares that have become available under the Flexible Stock Plan.

(5)

Each share of the Registrant’s Common Stock issued also represents one Series A-1 preferred stock purchase right. Series A-1 preferred stock purchase rights currently cannot trade separately from the underlying Common Stock and, therefore, do not carry a separate price or necessitate an additional registration fee.

(i)

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I, those documents are not filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or a prospectus under Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Reinsurance Group of America, Incorporated (the “Registrant”) with the Commission are hereby incorporated by reference:

(a)	the Registrant’s Annual Report filed on Form 10-K for the fiscal year ended December 31, 2007(File No. 001-11848);

(b)	the Registrant’s Quarterly Reports filed on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008 (File No. 001-11848);

(c)

the Registrant’s Current Reports on Form 8-K filed April 17, 2008, June 2, 2008, June 5, 2008, July 21, 2008, August 11, 2008, August 29, 2008, September 5, 2008, September 12, 2008, September 17, 2008, September 25, 2008, October 7, 2008, October 29, 2008 , October 31, 2008, and November 25, 2008 (other than the portions of those documents not deemed to be filed) (File No. 001-11848);

(d)

the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A dated November 17, 2008, registering the Registrant’s Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any other amendments or reports filed for the purpose of updating such description;

(e)

the description of the Registrant’s Series A-1 preferred stock purchase rights contained in the Registrant’s Registration Statement on Form 8-A dated July 17, 2008, as amended on Form 8-A/A dated August 4, 2008 and Form 8-A/A dated November 25, 2008, registering the Registrant’s Series A-1 preferred stock purchase rights under Section 12(b) of the Exchange Act, including any other amendments or reports filed for the purpose of updating such description; and

(f)

the information set forth under the captions, “Proposal One: Approval of the Recapitalization and Distribution Agreement — Interests of Certain Persons in the Divestiture,” “The Recapitalization and Distribution Agreement” and “Other Arrangements and Relationships between MetLife and RGA” in the Registrant’s Proxy Statement/Prospectus filed pursuant to Rule 424(b)(3) (Registration No. 333-

1

151390) on August 4, 2008 and deemed filed under Section 14 of the Securities Exchange Act of 1934.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing such documents (but this shall not include any information that is merely furnished to the Commission). Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act.

Item 5.	Interest of named Experts and Counsel.

William L. Hutton, Esq., Senior Vice President and Associate General Counsel of the Registrant, has rendered an opinion as to the legality of the Registrant’s Common Stock being registered hereby. Mr. Hutton is paid a salary and bonus by the Registrant, participates in certain of the Registrant’s employee benefit plans, owns shares of Common Stock and holds options to acquire shares of Common Stock.

Item 6.	Indemnification of Officers and Directors.

Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any action, suit or proceeding other than an action by or in the right of the corporation, against expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Section 351.355(2) provides that the corporation may indemnify any such person in any action or suit by or in the right of the corporation against expenses (including attorney’s fees) and settlement amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that he may not be indemnified in respect of any matter in which he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless authorized by the court. Section 351.355(3) provides that a corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the action, suit or proceeding if he has been successful in defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him under Section 351.355(1) or (2). Section 351.355(7) provides that a corporation will have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the stockholders of the corporation, provided that no such indemnity will indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

The Amended and Restated Articles of Incorporation of the Registrant contain provisions indemnifying its directors, officers, employees and agents to the extent authorized specifically by Sections 351.355(1), (2), (3) and (7). The Registrant has entered into indemnification contracts with its officers and directors. The contracts provide that the Registrant under certain circumstances may self-insure against directors’ and officers’ liabilities now insured under the policy of insurance referred to below and will provide indemnity to the fullest extent permitted by law against all expenses (including attorneys’ fees), judgments, fines and settlement amounts, paid or incurred in any action or proceeding, including any act on behalf of the Registrant, on account of their service as directors or officers of the Registrant, any subsidiary of the Registrant or any other company or enterprise when they are serving in such capacities at the request of the Registrant, excepting only cases where the conduct of such person is adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct.

The Amended and Restated Articles of Incorporation of the Registrant limit the liability of its directors to the Registrant or any of its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under Missouri law.

The Registrant maintains a policy of insurance under which the directors and officers of the Registrant are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such directors and officers by reason of any wrongful acts, as defined in the policy, in their respective capacities as directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Index is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterfield, State of Missouri, on this 25th day of November, 2008.

Reinsurance Group Of America, Incorporated

By:	/s/ Jack B. Lay
Jack B. Lay Senior Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jack B. Lay, James E. Sherman, and William L. Hutton, or any of them, his attorneys-in-fact and agents, each with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments and documents in connection therewith) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Greig Woodring	President, Chief Executive Officer and Director (Principal Executive Officer)	November 25, 2008
A. Greig Woodring

/s/ William J. Bartlett	Director	November 25, 2008
William J. Bartlett

/s/ J. Cliff Eason	Director	November 25, 2008
J. Cliff Eason

/s/ Stuart I. Greenbaum	Director	November 25, 2008
Stuart I. Greenbaum

/s/ Alan C. Henderson	Director	November 25, 2008
Alan C. Henderson

/s/ Jack B. Lay	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 25, 2008
Jack B. Lay

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	Amended and Restated Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 of RGA’s Current Report on Form 8-K filed November 25, 2008
4.2	Amended and Restated Bylaws of RGA, incorporated by reference to Exhibit 3.3 of RGA’s Current Report on Form 8-K filed November 25, 2008
4.3

Second Amended and Restated Section 382 Rights Agreement between RGA and Mellon Investor Services, LLC (which includes the form of Second Amended and Restated Certificate of Designation, Preferences and Rights of Series A-1 Junior Participating Preferred Stock as Exhibit A and the form of Right Certificate as Exhibit B) (incorporated by reference to Exhibit 4.1 to RGA’s Current Report on Form 8-K filed November 25, 2008)

5.1*	Opinion of William L. Hutton, Esq.
10.1

RGA Flexible Stock Plan as amended and restated effective July 1, 1998, incorporated by reference to Exhibit 10.12 to Form 10-K for the period ended December 31, 2003 (File No. 1-11848), filed on March 12, 2004

10.2

Amendment effective as of May 24, 2000 to the RGA Flexible Stock Plan, as amended and restated July 1, 1998, incorporated by reference to Exhibit 10.13 to Form 10-K for the period ended December 31, 2003 (File No. 1-11848), filed on March 12, 2004

10.3

Second Amendment effective as of May 28, 2003 to the RGA Flexible Stock Plan, as amended and restated July 1, 1998, incorporated by reference to Exhibit 10.14 to Form 10-K for the period ended December 31, 2003 (File No. 1-11848), filed on March 12, 2004

10.4

Third Amendment effective as of May 26, 2004 to the RGA Flexible Stock Plan as amended and restated July 1, 1998, incorporated by reference to Exhibit 10.1 to Form 10-Q for the period ended June 30, 2004 (File No. 1-11848), filed on August 6, 2004

10.5

Fourth Amendment effective as of May 23, 2007 to the RGA Flexible Stock Plan, as amended and restated July 1, 1998, incorporated by reference to Exhibit 10.6 to Form 8-K dated and filed July 21, 2008 (File No. 1-11848)

10.6

Fifth Amendment effective as of May 21, 2008 to the RGA Flexible Stock Plan, as amended and restated July 1, 1998, incorporated by reference to Exhibit 10.7 to Form 8-K dated and filed July 21, 2008 (File No. 1-11848)

10.7

Reinsurance Group of America, Incorporated Flexible Stock Plan for Directors, as amended and restated effective May 28, 2003 (incorporated by reference to the appendix to the Registrant’s Proxy Statement on Schedule 14A for the annual meeting of shareholders on May 28, 2003, filed with the Securities and Exchange Commission on April 10, 2003) (File No. 001-11848)

10.8

Phantom Stock Plan for Directors of Reinsurance Group of America, Incorporated, as amended and restated (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-8, filed with the Securities and Exchange Commission on October 5, 2004 (File No. 333-119544))

23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of William L. Hutton, Esq. (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)

* filed herewith